Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS’
We hereby consent to the reference to our firm under the caption “Experts” and the incorporation by reference in the Registration Statement on Form S-3 (No. 333-117023) of Martin Midstream Partners L.P. (i) of our report dated May 6, 2005 related to the consolidated financial statements of Prism Gas Systems, Inc. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and (ii) our report dated December 28, 2005 related to the financial statements of Waskom Gas Processing Company as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 which appear in the Current Report on Form 8-K/A of Martin Midstream Partners L.P. dated January 3, 2006.
/s/ Deloitte & Touche LLP
January 3, 2006